Exhibit 4.74

INTERACTIVE NETWORK, INC. AND FRIENDFINDER NETWORKS INC.,
as Issuers,

EACH SUBSIDIARY OF FRIENDFINDER NETWORKS INC. LISTED AS A GUARANTOR
ON THE SIGNATURE PAGES HERETO,
as Guarantors,

AND

U.S. BANK NATIONAL ASSOCIATION
as Trustee

FIRST SUPPLEMENTAL INDENTURE
Dated as of March 27, 2012

Cash Pay Secured Notes due 2013

FIRST SUPPLEMENTAL INDENTURE, dated as of March 27, 2012 (this "Supplemental Indenture"), among Interactive Network, Inc., a Nevada corporation ("Interactive") and FriendFinder Networks Inc., a Nevada corporation ("FFN") as Issuers (Interactive and FFN are referred to collectively herein as the "Company"), the Guarantors (as defined in the Indenture described below), and U.S. Bank National Association, a national banking association, as trustee (the "Trustee").

RECITALS OF THE COMPANY

WHEREAS, the Company, the Guarantors and the Trustee heretofore entered into the Indenture, dated as of October 27, 2010 (the "Cash Pay Indenture" and, as supplemented by this Supplemental Indenture, the "Indenture"), relating to the Company's Cash Pay Secured Notes due 2013 (each a "Security" and collectively, the "Securities");

WHEREAS, the Company issued $13,777,790 aggregate principal amount of Initial Securities;

WHEREAS, Section 9.2 of the Cash Pay Indenture provides that with the written consent of the Required Holders, the Company and the Trustee may enter into a supplemental indenture amending the Cash Pay Indenture;

WHEREAS, pursuant to a Consent Form delivered in accordance with Section 9.2 of the Cash Pay Indenture, the Company has solicited consents from the Required Holders of the Securities for amendments to the Cash Pay Indenture;

WHEREAS, the Company has received the written consent of the Required Holders and has satisfied all other conditions precedent and covenants, if any, provided for in the Cash Pay Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers' Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.2(b) of the Cash Pay Indenture; and

WHEREAS, the Company has delivered to the Trustee, and to the Trustee on behalf of the Holders, simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 of the Cash Pay Indenture, and such other matters as have been requested on behalf of the Holders.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE 1
RELATION TO CASH PAY INDENTURE; DEFINITIONS

Section 1.01         Relation to Indenture.  This Supplemental Indenture constitutes an integral part of the Indenture and shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby.  The Trustee hereby agrees to make an appropriate notation in its records to the effect that the Cash Pay Indenture has been amended pursuant to the amendments contained in this Supplemental Indenture.

Section 1.02         Defined Terms.  For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)           capitalized terms used herein and not otherwise defined herein are used herein as defined in the Cash Pay Indenture;

(b)            all other terms used herein without definition which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(c)           all accounting terms not otherwise defined herein or in the Cash Pay Indenture have the meanings assigned to them in accordance with GAAP;

(d)           unless the context otherwise requires, any reference to an "Article" or a "Section" refers to an Article or a Section, as the case may be, of this Supplemental Indenture; and

(e)           the words "herein," "hereof," "hereunder" and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2
MODIFICATION

Section 2.01         Addition of Defined Terms.

(1)           Section 1.1 of the Indenture is amended by inserting the following defined terms in the appropriate alphabetical order:

""Consent Fee" means that certain cash payment in the amount of $99,909.50 to be made to the Holders on or about April 2, 2012, such amount being equal to one percent (1%) of the total then outstanding aggregate principal amount of Securities held by all Holders."

""First Supplemental Indenture" means the First Supplemental Indenture to the Indenture, dated as of March 27, 2012, among the Issuers, the Guarantors and the Trustee."

""First Supplemental Indenture Date" means the date when the First Supplemental Indenture became effective."

Section 2.02         Amendment and Restatement of Certain Definitions and Related References.

(1)           The definition of "Excess Cash Flow" in Section 1.1 of the Indenture is amended and restated in its entirety to read as follows:

""Excess Cash Flow" means, with respect to any Person for any period, (a) the sum of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period plus (ii) the cash portion of Operating Lease Obligations made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Indenture in excess of $3,000,000 during any fiscal year of FFN, less (b) the sum of (i) all Consolidated Interest Expense to the extent paid or payable in cash during such period, (ii) the cash portion of Capital Expenditures, (excluding any principal payments actually made on Capitalized Lease Obligations, in an aggregate amount not to exceed $5,000,000 during any Fiscal Year), made by such Person and its Subsidiaries during such period up to $5,000,000 during any Fiscal Year provided that the portion of such Capital Expenditures constituting Capitalized Lease Obligations shall not exceed the amount set forth in Section 4.3(d), (iii) principal payments actually made on Capitalized Lease Obligations, in an aggregate amount not to exceed $5,000,000 during any Fiscal Year, and (iv) to the extent deducted in calculating Consolidated Net Income and added in the calculation of Consolidated EBITDA, income taxes paid in cash by such Person and its Subsidiaries for such period."

(2)           The definition of "Permitted Hedging Agreement" in Section 1.1 of the Indenture is amended and restated in its entirety to read as follows:

""Permitted Hedging Agreement" of any Obligor means any Hedging Agreement entered into with one or more financial institutions that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Permitted Indebtedness and in no event for purposes of speculation, which shall have a notional amount no greater than the payments due with respect to the Permitted Indebtedness being hedged thereby; provided, however, that the hedging of foreign currency exposure shall be permitted up to an amount not exceeding the average cash balance held by the Obligors in such currency during the prior Fiscal Quarter."

(3)           The definition of "Permitted Investments" in Section 1.1 of the Indenture is amended and restated in its entirety to read as follows:

""Permitted Investments" means (i) an Investment in any Issuer or a Wholly Owned Subsidiary of any Issuer (other than a Non-Obligor) or a Person which will, upon the making of such Investment, become a Wholly Owned Subsidiary of any Issuer (other than a Non-Obligor) or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, any Issuer or a Wholly Owned Subsidiary of any Issuer (other than a Non-Obligor); (ii) Cash Equivalents; (iii) guarantees of Indebtedness of a Wholly Owned Subsidiary of any Issuer (other than a Non-Obligor) given by any Issuer or another Wholly Owned Subsidiary of any Issuer and guarantees of Indebtedness of any Issuer given by any Subsidiary, in each case in accordance with the terms of this Indenture; (iv) Investments, the consideration for which is Capital Stock of any Issuer that is not Disqualified Stock; (v) reasonable and customary payroll, travel, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (vi) stock, obligations or securities received (A) in satisfaction of judgments or settlement of claims, (B) pursuant to any plan of reorganization or similar arrangement pursuant to a bankruptcy or insolvency in settlement of a claim or (C) in connection with the sale or disposition of a Person, assets or business; (vii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits; (viii) Permitted Hedging Agreements; (ix) loans or advances to officers or employees of any Issuer or any Subsidiary (other than a Non-Obligor) that do not exceed $100,000 per Person or $300,000 in the aggregate at any time outstanding; (x) Investments in any Person (other than Marc H. Bell, Daniel Staton or their Affiliates, excluding the Obligors), provided that the aggregate amount of Investments made pursuant to this clause does not exceed $1,000,000; (xi) accounts receivable in the ordinary course of business (and Investments obtained in exchange or settlement of accounts receivable for which any Issuer has determined that collection is not likely); (xii) Investments in Foreign Subsidiaries by Obligors up to $1,000,000 in the aggregate; provided that if a Foreign Subsidiary repays such Obligor, an Obligor may make additional Investments in Foreign Subsidiaries so long as the aggregate amount of Investments in Foreign Subsidiaries in no event exceeds $1,000,000 at any one time outstanding; (xiii) acquisitions of the Senior Lien Securities by bid in the open market which are promptly delivered to the Senior Lien Trustee for cancellation in accordance with Section 2.13 of the Senior Lien Indenture; and (xiv) Investments made in commodities for the purpose of repatriating cash from foreign jurisdictions, provided that such Investments may not result in a loss in excess of the lesser of (x) ten percent (10%) of the amount repatriated and (y) $1,000,000 in any Fiscal Year."

Section 2.03         Amendments to Certain Provisions of the Indenture.

(1)           Section 2.18(a) of the Indenture is amended and restated in its entirety to read as follows:

"On the 35th day (or the next succeeding Business Day if the 35th day is not a Business Day) after the end of each Fiscal Quarter occurring prior to the Payment in Full of the Senior Lien Obligations, the Issuers shall make principal payments on the Securities and the Senior Lien Securities in proportion to their respective Pro Rata Shares, commencing with the Fiscal Quarter ending March 31, 2012, in an aggregate amount equal to 85% of the Excess Cash Flow (if any) of the Issuers and their Subsidiaries for such quarterly period; provided, that, notwithstanding any of the foregoing, the Issuers may, in their sole discretion, reduce the amount of such principal payments, but not in excess of 5% of such Excess Cash Flow, by the net amount paid to one or more Senior Lien Holders for the acquisition of their Senior Lien Securities by bid in the open market in such Fiscal Quarter and the 35 days thereafter (for the avoidance of doubt, any such net amounts may only reduce the amount of such principal payments in a single Fiscal Quarter).  Such principal repayments from Excess Cash Flow shall be paid in cash equal to 110% of the principal amount repaid plus any accrued and unpaid interest thereon, to the date of repayment.  On the 35th day (or the next succeeding Business Day of the 35th day is not a Business Day) after the end of each Fiscal Quarter occurring after the Payment in Full of the Senior Lien Obligations, the Issuers shall make principal payments on the Securities and the Non-Cash Pay Second Lien Securities in proportion to their respective Pro Rata Shares, in an aggregate amount equal to 85% of the Excess Cash Flow (if any) of the Issuers and their Subsidiaries for such quarterly period.  Such principal repayments from Excess Cash Flow shall be paid in cash equal to 110% of the principal amount repaid plus any accrued and unpaid interest thereon, to the date of repayment.  The Issuers will provide written notice to the Trustee describing the amount of any payment to be made pursuant to this Section 2.18(a) no later than fifteen (15) days prior to the date any payment is required to be made pursuant to the terms hereof."

(2)           Article II of the Indenture is amended by adding the following Section 2.21 at the end:

"Section 2.21  Consent Fee.

No later than April 2, 2012, the Issuers shall pay to the Holders the Consent Fee in connection with the Issuers' execution of the First Supplemental Indenture.  The Consent Fee with respect to each Security shall be paid to the Person in whose name such Security (or one or more Predecessor Securities) is registered at the close of business on March 15, 2012, at the office or agency of the Issuers maintained for such purpose pursuant to Section 2.3."

(3)           Section 4.1(o) of the Indenture is amended and restated in its entirety to read "[Reserved]."

(4)           Section 4.1 of the Indenture is amended by adding the following section (u) at the end:

"(u)           Pledge of Equity of Foreign Subsidiaries.  Immediately at such time that either (i) the annual revenues or (ii) the fair market value of assets of any Foreign Subsidiary exceeds $100,000, cause such Foreign Subsidiary to have its equity pledged (and cause the applicable Obligor to pledge such equity) in favor of the Collateral Agent to secure the Obligations."

(5)           Section 4.2(d) of the Indenture is amended and restated in its entirety to read as follows:

"(d)           Change in Nature of Business.  Make any change in the nature of its business as described in Section 5.1(o), or make any acquisition or Investment in any type of business that is not (i) Internet-based adult themed, (ii) Internet-based dating, (iii) adult video production, distribution or licensing, (iv) Penthouse brand licensing or publishing, (v) Internet-based gaming, or (vi) payment processing; provided, that any such acquisition or Investment in payment processing shall be limited to those that (x) the Issuers' Board of Directors approves upon its determination that, in its reasonable and good faith judgment, such acquisition or Investment primarily supports the Issuers' core business, and (y) the aggregate amount of all such acquisitions and Investments does not exceed $500,000 for any Fiscal Year."

(6)           Clause (i) in Section 4.2(h) of the Indenture is amended and restated in its entirety to read as follows:

"(i)  Declare or pay any dividend or other distribution, direct or indirect, on account of its Capital Stock now or hereafter outstanding; provided, however, that it may pay such dividends in stock pursuant to the terms of a rights offering in connection with anti-takeover provisions of a stockholder rights plan adopted by the Board of Directors of either Issuer."

(7)           Section 4.2(p) of the Indenture is amended and restated in its entirety to read as follows:

"(p)           Non-Obligor Subsidiaries.  (i) No Obligor shall make any Investment in any Non-Obligor other than a Permitted Investment, (ii) no Obligor shall make any payment to any creditor of any Non-Obligor in respect of any liability of any Non-Obligor and (iii) no Obligor shall be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Non-Obligor (including any right to take enforcement action against such Non-Obligor) until, in each case, (x) such Non-Obligor becomes a party to the Guaranty and the applicable Security Documents and otherwise complies with Section 11.6 as if it were a newly acquired Subsidiary including, if its annual revenues or the fair market value of its assets exceed $100,000, having its equity interests pledged in favor of the Collateral Agent to secure the Obligations and (y) such Investment, payment or assumption of Indebtedness is permitted by this Indenture."

(8)           Section 4.2(r) of the Indenture is amended and restated in its entirety to read as follows:

"(r)           Foreign Subsidiaries.  Cause the Foreign Subsidiaries to hold more than $1,000,000 in cash and Cash Equivalents in the aggregate at any one time outstanding.  Each Obligor shall cause its Foreign Subsidiaries to promptly distribute all revenue net of reasonable expenses to an Obligor."

(9)           Section 4.2 of the Indenture is amended by adding the following section (t) at the end:

"(t)           Compensation.  Allow any Person that is the Beneficial Owner, directly or indirectly, of more than 5% of the Voting Stock of either Issuer to receive more than the lesser of (i) $500,000 in cash compensation in the aggregate from all Obligors and (ii) an amount that the Issuers' Board of Directors determine in good faith is fair compensation for the services provided.  For the avoidance of doubt, the foregoing shall not apply to compensation in the form of equity."

(10)           Section 4.3(a) of the Indenture is amended and restated in its entirety to read as follows:

"(a)           Minimum Consolidated EBITDA.  (i) Permit the Consolidated EBITDA for the period of any four consecutive Fiscal Quarters to be less than $65,000,000 for the period ending December 31, 2012, or less than $75,000,000 for the period ending March 31, 2013, or less than $80,000,000 for the period ending June 30, 2013; or

(ii)  Permit: (1) the Consolidated EBITDA for the Fiscal Quarter ending September 30, 2012 to be less than $16,000,000, (2) the combined Consolidated EBITDA for the third and fourth Fiscal Quarters of 2012 (ending September 30, 2012 and December 31, 2012, respectively) to be less than $36,000,000 and (3) starting with the Fiscal Quarter ending March 31, 2013, permit the average of any two consecutive Fiscal Quarters going forward to be less than  $20,000,000.

(11)           Section 4.3(b) of the Indenture is amended and restated in its entirety to read as follows:

"(b)           Minimum Liquidity.  Permit the minimum amount of Qualified Cash of the Issuers and their respective Subsidiaries to be less than (i) an average of $10,000,000 during any period of 15 calendar days, nor less than (ii) $5 million at any time; provided, however, that for a six month period commencing on the date the Consent Fee is paid, such minimum amount  of Qualified Cash required under this covenant shall be reduced by an amount equal to the Consent Fee.

(12)           Section 4.3(d) of the Indenture is amended and restated in its entirety to read as follows:

"(d)           Operating and Capitalized Lease Obligations.  (i) Incur Operating Lease Obligations that, in the aggregate with all other Operating Lease Obligations of the Issuers and their respective Subsidiaries, exceed $4,000,000 annually or (ii) incur Capitalized Lease Obligations that, in the aggregate with all other Capitalized Lease Obligations of the Issuers and their respective Subsidiaries, exceed $10,000,000 at any time."

(13)           Section 6.1(e) of the Indenture is amended and restated in its entirety to read as follows:

"(e) any Obligor fails to pay any principal of or interest on any of its Indebtedness (including the Non-Cash Pay Second Lien Securities but excluding Indebtedness evidenced by the Securities) with a principal amount in excess of $500,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that no such default or event solely pertaining to the Non-Cash Pay Second Lien Securities shall constitute an Event of Default under this Section 6.1(e) if and only if (x) the covenant in default under the Non-Cash Pay Second Lien Securities is identical to a covenant that was contained in this Indenture prior to the First Supplemental Indenture Date but which covenant was amended by the First Supplemental Indenture and (y) the event or occurrence which caused such covenant default under the Non-Cash Pay Second Lien Securities does not cause a default under the covenant in this Indenture as so amended; further provided, however, that to the extent the holders of the Non-Cash Pay Second Lien Securities (or the trustee thereunder) accelerate the obligations under the Non-Cash Pay Second Lien Securities or exercise any other right, remedy or power in connection with the Non-Cash Pay Second Lien Securities based on such covenant violation, then, notwithstanding the forgoing proviso, the holders of the Securities shall be able to exercise (or direct the Trustee to exercise) any right, remedy, or power available to them under the Securities; for the avoidance of doubt, nothing in this Section 6.1(e) is intended to negate any restriction contained in the Intercreditor Agreement regarding the ability of the holders of the Securities or the Non-Cash Pay Second Lien Securities or the trustee thereunder to exercise any such right, remedy or power;"

(14)          Section 11.6 of the Indenture is amended and restated in its entirety to read as follows:

"SECTION 11.6        Additional Guaranties and Security Documents.

If any Obligor or any of its Subsidiaries acquires or creates another Subsidiary (other than a Foreign Subsidiary) after the date of this Indenture, then such Obligor or Subsidiary will:  (i) cause that newly acquired or created Subsidiary to execute the Guaranty, pursuant to the Joinder Agreement, with such modifications to the form and substance thereof as shall be satisfactory to the Trustee; and (ii) deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created to the effect that such Joinder Agreement has been duly authorized, executed and delivered by that new Subsidiary and constitutes a valid and binding agreement of that new Subsidiary, enforceable in accordance with its terms (subject to customary exceptions); provided, that no such Opinion of Counsel need be delivered upon the creation of a Subsidiary unless, in connection with or as contemplated by the creation of such Subsidiary, such Subsidiary has or will reasonably be expected to have annual revenues of $100,000 or more or assets with a fair market value of $100,000 or more.  The new Subsidiary shall execute and deliver such Security Documents, or the Joinder Agreement with respect to existing Security Documents, and authorize the filing of such Uniform Commercial Code financing statements and other recordings as are necessary or advisable to create, perfect, maintain or enforce the Trustee's Lien on all rights, title and interest of that new Subsidiary in and to all of its assets and properties."

Section 2.04         Amendment to Schedules.  Schedule 4.3(c), Schedule 4.3(e) and Schedule 4.3(f) of the Indenture are each amended and restated in their entirety to read as set forth in Schedule 4.3(c), Schedule 4.3(e) and Schedule 4.3(f) of this Supplemental Indenture.

ARTICLE 3
EFFECTIVE TIME

Section 3.01         Effective Time.  This Supplemental Indenture shall become effective only upon the satisfaction of all of the following conditions precedent:

(a)           Trustee shall have received this Supplemental Indenture, duly executed and delivered by the Issuers and the Guarantors;

(b)           Trustee shall have received an Officers' Certificate duly executed and delivered by the Issuers;

(c)           Trustee shall have received an Opinion of Counsel satisfactory to the Trustee and the Required Holders;

(d)           Payment by the Issuers of all accrued fees and expenses due and payable on the date thereof (including, without limitation, legal fees and expenses of counsel to the Trustee and the consenting Holders), and, to the extent invoiced, reimbursement or other payment of out-of-pocket expenses required to be reimbursed or paid by the Issuers hereunder; and

(e)           Required Holders shall have furnished satisfactory evidence of their consent to the terms of this Supplemental Indenture.

ARTICLE 4
MISCELLANEOUS PROVISIONS

Section 4.01           Severability Clause.     In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.02           Effect of Headings.  Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 4.04

Section 4.03           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for in any respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or the Guarantors.  The Recitals of the Company contained herein shall be taken as the statements solely of the Company and the Guarantors, and the Trustee assumes no responsibility for the correctness thereof.

Section 4.04           Governing Law.  THIS SUPPLEMENTAL INDENTURE, TOGETHER WITH THE CASH PAY INDENTURE AND THE SECURITIES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.05           Successors.  All agreements of the Company and of the Guarantors in this Supplemental Indenture shall bind their respective successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 4.06           Multiple Originals.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Supplemental Indenture.

Section 4.07           Cash Pay Indenture and Note Documents. As supplemented by this Supplemental Indenture, the Cash Pay Indenture and the other Note Documents are ratified and confirmed in all respects and remain in full force and effect.

Section 4.08            Representations of Obligors. The Company and each Guarantor represent and warrant that (i) this Supplemental Indenture has been duly authorized, executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (ii) the Liens in favor of the Collateral Agent, for the ratable benefit of the Holders, granted pursuant to the Security Documents continue to be valid, enforceable and perfected.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

ISSUERS:

INTERACTIVE NETWORK, INC., a Nevada corporation

By:  /s/ Ezra Shashoua
Name:  Ezra Shashoua
Title:    Chief Financial Officer

FRIENDFINDER NETWORKS INC., a Nevada corporation

By:  /s/ Ezra Shashoua
Name:  Ezra Shashoua
Title:    Chief Financial Officer

[Signature Page to First Supplemental Indenture (Cash Pay)]

SUBSIDIARY GUARANTORS:

GENERAL MEDIA ART HOLDING, INC.
GENERAL MEDIA COMMUNICATIONS, INC.
GENERAL MEDIA ENTERTAINMENT, INC.
GMCI INTERNET OPERATIONS, INC.
GMI ON-LINE VENTURES, LTD.
PENTHOUSE IMAGES ACQUISITIONS, LTD.
WEST COAST FACILITIES INC.
PMGI HOLDINGS INC.
PURE ENTERTAINMENT TELECOMMUNICATIONS, INC.
PENTHOUSE DIGITAL MEDIA PRODUCTIONS INC.
VIDEO BLISS, INC.
DANNI ASHE, INC.
SNAPSHOT PRODUCTIONS, LLC
VARIOUS, INC.

By:  /s/ Ezra Shashoua
Name:  Ezra Shashoua
Title:    Chief Financial Officer

TAN DOOR MEDIA INC.
FIERCE WOMBAT GAMES INC. (f/k/a BIG EGO GAMES INC.)
NAFT NEWS CORPORATION
PLAYTIME GAMING INC.

By:  /s/ Ezra Shashoua
Name:  Ezra Shashoua
Title:    Treasurer

[Signature Page to First Supplemental Indenture (Cash Pay)]

ARGUS PAYMENTS INC.
BLUE HEN GROUP INC.
FRIENDFINDER VENTURES INC.
XVHUB GROUP INC. (f/k/a GIANT SWALLOWTAIL INC.)
PERFECTMATCH INC. (f/k/a GOLDENROD SPEAR INC.)
MAGNOLIA BLOSSOM INC.
GLOBAL ALPHABET, INC.
SHARKFISH, INC.
TRAFFIC CAT, INC.
BIG ISLAND TECHNOLOGY GROUP, INC.
FASTCUPID, INC.
MEDLEY.COM INCORPORATED
PPM TECHNOLOGY GROUP, INC.
FRIENDFINDER CALIFORNIA INC.
STREAMRAY INC.
CONFIRM ID, INC.
FRNK TECHNOLOGY GROUP
TRANSBLOOM, INC.
STREAMRAY STUDIOS INC.

By:  /s/ Ezra Shashoua
Name: Ezra Shashoua
Title:   Chief Financial Officer

FLASH JIGO CORP.

By:  /s/ Ezra Shashoua
Name: Ezra Shashoua
Title:   Chief Financial Officer

[Signatures continue on following page]

[Signature Page to First Supplemental Indenture (Cash Pay)]

U.S. BANK NATIONAL ASSOCIATION,
  as Trustee

By:       /s/ Kathy L. Mitchell
Title:    Vice President

[Signature Page to First Supplemental Indenture (Cash Pay)]

Schedule 4.3(c)

CONSOLIDATED COVERAGE RATIO

Four Fiscal Quarters Ending:	Consolidated Coverage Ratio

March 31, 2012	1.9:1.0
June 30, 2012	1.9:1.0
September 30, 2012	1.9:1.0
December 31, 2012	1.9:1.0
March 31, 2013	2.4:1.0
June 30, 2013	2.4:1.0

Schedule 4.3(e)

TOTAL DEBT RATIO

Four Fiscal Quarters Ending:	Total Debt Ratio
March 31, 2012	8.1:1.0
June 30, 2012	8.1:1.0
September 30, 2012	8.1:1.0
December 31, 2012	8.1:1.0
March 31, 2013	7.0:1.0
June 30, 2013	7.0:1.0

Schedule 4.3(f)

FIRST LIEN DEBT RATIO

Four Fiscal Quarters Ending:	First Lien Debt Ratio
March 31, 2012	3.5:1.0
June 30, 2012	3.5:1.0
September 30, 2012	3.5:1.0
December 31, 2012	3.5:1.0
March 31, 2013	3.0:1.0
June 30, 2013	3.0:1.0